UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:

|X| Preliminary Proxy Statement                  |_| Confidential, for Use of
|_| Definitive Proxy Statement                       the Commission Only (as
|_| Definitive Additional Materials                  permitted by Rule 14a-6(e)
|_| Soliciting Material Pursuant to ss.240.l4a-12    (2>>


                                 NEOPHARM, INC.

                (Name of Registrant as Specified In Its Charter)
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

|X| No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which the transaction applies:

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    (2) Aggregate number of securities to which the transaction applies:

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    (3) Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of the transaction:

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    (5) Total fee paid:

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|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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

                                     (Logo)

                                 NEOPHARM, INC.


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD November 7, 2008


To the Stockholders of NeoPharm, Inc.:

     A Special Meeting of Stockholders (the "Special Meeting") of NeoPharm, Inc. (the "Company") will be held at its principal executive offices at 101 Waukegan Road, Suite 970, Lake Bluff, Illinois 60044, on November 7, 2008, at 10:00 a.m. local time, for the following purposes:

     1. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to affect a reverse split of the Company's outstanding common stock as described in the enclosed proxy statement.

     2. To consider and vote upon an adjournment of the Special Meeting, if necessary, to solicit additional proxies, if there are not sufficient votes in favor of Proposal No. 1.

     3. To transact such other business as properly may come before the Special Meeting, or any adjournments or postponements of the meeting.

     Only stockholders of record at the close of business on September 24, 2008, are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of the meeting. A list of such stockholders will be open to examination by any stockholders at the Special Meeting and for a period often days prior to the Special Meeting during ordinary business hours at the offices of the Company located at 101 Waukegan Road, Suite 970, Lake Bluff, Illinois 60044.

                             BY ORDER OF THE BOARD OF DIRECTORS,




                             Laurence P. Birch,
                             President and Chief Executive Officer


Lake Bluff, Illinois
October __, 2008


                                  - IMPORTANT -

   WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE,
    SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED POSTPAID ENVELOPE OR FOLLOW THE TELEPHONE OR INTERNET VOTING INSTRUCTIONS ON THE PROXY CARD AS
                               SOON AS POSSIBLE.
                         THANK YOU FOR ACTING PROMPTLY.

                                 NEOPHARM, INC.
                          101 Waukegan Road, Suite 970
                           Lake Bluff, Illinois 60044
                                 (847) 887-0800

                              -------------------

                                 PROXY STATEMENT


     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of NeoPharm, Inc. ("NeoPharm"' or the "Company"), a Delaware corporation. The proxy is solicited for use at a Special Meeting of Stockholders (the "Special Meeting") to be held at 10:00 a.m. local time on November 7, 2008, at the Company's principal executive offices at 101 Waukegan Road, Suite 970, Lake Bluff, Illinois 60044. The approximate date on which this proxy statement and the accompanying notice and proxy are first being mailed to stockholders is October __, 2008.

Voting

     Only stockholders of record at the close of business on September 24, 2008 are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of the meeting. At the close of business on that date, the Company had outstanding 28,492,909 shares of its common stock, $0.0002145 par value per share (the "Common Stock"). Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Special Meeting.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's Common Stock on the record date will constitute a quorum for the transaction of business at the Special Meeting and any adjournment or postponement of the Special Meeting. Approval of the proposal to amend the Company's Certificate of Incorporation to affect the reverse stock split requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company. Approval of the proposal to adjourn the meeting as may be necessary requires the affirmative vote of a majority of the shares present and entitled to vote on that proposal.

     You may vote "FOR," "AGAINST," or "ABSTAIN" with respect to the proposal described in this proxy statement. Abstentions and "broker non-votes" will be included in the determination of whether a quorum is present at the Special Meeting. A "broker non-vote" occurs when a broker or nominee holding shares for a beneficial owner in "street name" does not vote on a particular proposal, because the broker or nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. In tabulating the votes on the proposal described in this proxy statement, abstentions and "broker non-votes" will be treated as shares that are present but that have not been voted, and, accordingly, will have the same effect as negative votes on the proposal.

Revocability of Proxies

     Proxies that are properly executed and received by the Company before the Special Meeting will be voted at the Special Meeting. Any stockholder giving a proxy has the power to revoke the proxy at any time prior to its exercise. Any stockholder of record can revoke a proxy by delivering an instrument of revocation prior to the Special Meeting to the Secretary of the Company, by submitting a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked, or by voting in person at the Special Meeting. Mere attendance at the Special Meeting will not serve to revoke a proxy. A stockholder whose shares of our capital stock are held in "street name" through a brokerage firm, bank or other institution should contact that institution in order to revoke or change his, her or its proxy or to vote at the Special Meeting in person.

Solicitation of Proxies

     Solicitation of proxies may be made by directors, officers and other employees of the Company by personal interview, telephone, facsimile transmittal or electronic communications. No additional compensation will be paid for any such services. The Company will bear the costs of solicitation. The Company may

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

retain a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitations. If a proxy solicitor is retained, costs are not expected to exceed $5,000, plus reimbursement for expenses. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should deliver your proxy in accordance with the instructions set forth on the proxy without delay.

                                  PROPOSAL ONE
   APPROVAL OF AMENDMENT TO THE COMPANY'S AMEMDED AND RESTATED CERTIFICATE OF
                 INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Introduction

     The Board is recommending that the stockholders approve an amendment to the Company's Amended and Restated Certificate of Incorporation (the "Amendment") to affect a reverse stock split of the Company's outstanding shares of Common Stock at a ratio within a range of 1:2 to 1:10 (the "Reverse Split"). If this proposal is approved, the Board or a committee of the Board will have the authority to decide, within twelve months from the Special Meeting, whether to implement the Reverse Split and the exact amount of the Reverse Split within this range, if it is to be implemented. If the Board decides to implement the Reverse Split, it will become effective upon the filing of the Amendment to the Company's Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Date"). If the Reverse Split is implemented, the number of issued and outstanding shares of Common Stock would be reduced in accordance with the exchange ratio selected by the Board or committee. The total number of authorized shares of Common Stock would not, however, be reduced from the current total of 50,000,000. The form of Amendment to the Company's Amended and Restated Certificate of Incorporation to affect the Reverse Split is attached as Annex A to this Proxy Statement.

Purpose and Background of the Reverse Split

     The Board's primary objectives in proposing the Reverse Split are to raise the per share trading price of our Common Stock and to increase the number of shares of our authorized but unissued Common Stock. The Board believes that the Reverse Split would, among other things, (i) better enable the Company to maintain the listing of its Common Stock on The NASDAQ National Market, (ii) facilitate higher levels of institutional stock ownership, where investment policies generally prohibit investments in lower-priced securities, and (iii) better enable the Company to raise funds to finance future operations.

     The Company's Common Stock is currently quoted on The NASDAQ National Market. As we have previously reported in our filings with the Securities and Exchange Commission, in December 2007, the Company was advised by the Staff of NASDAQ (the "Staff") that as a result of the Company's Common Stock having a closing bid price that was under $1.00 per share for 30 consecutive trading days, the Company was in violation of NASDAQ's minimum bid price rule (the "Rule"), and that the Company would be given 180 days, or until June 23, 2008, to comply with the Rule by closing at a price of $1.00 per share or higher for a minimum of ten consecutive business days. On June 24, 2008, we received notice from the Staff that as a result of the Company's failure to satisfy the Rule, the Company's Common Stock would be delisted unless we filed an appeal. The Company appealed NASDAQ's decision to a NASDAQ Listing Qualification Panel (the "Panel"), which Panel granted the Company until December 22, 2008, to comply with the Rule by evidencing a closing bid for its Common Stock of $1.00 or more for a minimum of ten consecutive days. If the Company does not restore the closing price to above $1.00, a delisting from The NASDAQ National Market will occur, and thereafter, the Common Stock would trade on the OTC Bulletin Board or in the "pink sheets." These alternative markets are generally considered to be less efficient than, and not as broad as, The NASDAQ National Market. The closing sale price of the Company's Common Stock on September 24, 2008 was $0.24 per share.

     The Board has considered the potential harm to the Company of a delisting from The NASDAQ National Market and believes that the Reverse Split would help the Company to regain compliance with NASDAQ's minimum bid price listing standard. The Board further believes that an increased stock price may encourage investor interest and improve the marketability of the Company's Common Stock to a broader range of investors, and thus improve liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. The Board believes that the anticipated higher market price resulting from the Reverse Split would enable institutional investors and brokerage firms with policies and practices such as those described above to invest in the Company's Common Stock.

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

     Furthermore, the Board believes that the Reverse Split would facilitate any efforts the Company may undertake in the future to raise capital to fund operations. As previously disclosed in the Company's periodic reports filed with the Securities and Exchange Commission, although the Company does not have any current plans to raise capital and we currently estimate that we have sufficient resources on hand to fund our operations for 2008 and well into 2009, the Company at some point will need to raise additional capital and may elect to do so through the issuance of equity securities. The Reverse Split would reduce the number of shares of Common Stock outstanding without reducing the total number of authorized shares of Common Stock. As a result, the Company would have a larger number of authorized but unissued shares from which to issue additional shares of Common Stock, or securities convertible or exercisable into shares of Common Stock, in equity financing transactions.

     The purpose of seeking stockholder approval of a range of exchange ratios from 1:2 to 1:10 (rather than a fixed exchange ratio) is to provide the Company with the flexibility to achieve the desired results of the Reverse Split. If the stockholders approve this proposal, the Board or a committee of the Board would implement the Reverse Split only upon the Board or committee's determination that the Reverse Split would be in the best interests of the Company at that time. If the Board were to effect the Reverse Split, the Board would set the timing for such a split and select the specific ratio within the range of 1:2 to 1:10. No further action on the part of stockholders would be required to either implement or abandon the Reverse Split. If the stockholders approve the proposal, and the Board or a committee of the Board determines to effect the Reverse Split, we would communicate to the public, prior to the Effective Date, additional details regarding the Reverse Split, including the specific ratio selected by the Board or committee. If the Board or a committee of the Board does not implement the Reverse Split within twelve months from the date of the Special Meeting, the authority granted in this proposal to implement the Reverse Split will terminate. The Board reserves the right to elect not to proceed with the Reverse Split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company.

Material Effects of Proposed Reverse Stock Split

     The Board believes that the Reverse Split will increase the price level of the Company's Common Stock in an amount sufficient to regain compliance with the NASDAQ minimum bid price listing standard and generate interest in the Company among investors. The Board cannot predict, however, the effect of the Reverse Split upon the market price for the Common Stock, and the history of similar reverse stock splits for companies in like circumstances is varied. The market price per share of Common Stock after the Reverse Split may not rise in proportion to the reduction in the number of shares of Common Stock outstanding resulting from the reverse split, which would reduce the market capitalization of the Company. The market price per post- Reverse Split share may not remain in excess of the $1.00 minimum bid price as required by NASDAQ, or the Company may not otherwise meet the requirements for continued listing on The NASDAQ National Market. The market price of the Common Stock may also be based on our performance and other factors, the effect of which the Board cannot predict.

     The Reverse Split will affect all stockholders of the Company uniformly and will not affect any stockholder's percentage ownership interests or proportionate voting power, except to the extent that the Reverse Split results in any stockholders owning a fractional share. In lieu of issuing fractional shares, the Company may either (i) directly pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of the Common Stock, as quoted on NASDAQ on the Effective Date, multiplied by the fractional share amount, or (ii) make arrangements with the Company's transfer agent or exchange agent to aggregate all fractional shares otherwise issuable in the Reverse Split and sell these whole shares as soon as possible after the Effective Date at then prevailing market prices on the open market on behalf of those holders, and then pay each such holder his, her or its pro-rata potion of the sale proceeds.

     The principal effects of the Reverse Split will be that (i) the number of shares of Common Stock issued and outstanding will be reduced from 28,492,909 shares as of September 24, 2008 to a range of 2,849,291 to 14,246,455 shares, depending on the exact split ratio chosen by the Board or a committee of the Board, (ii) all outstanding options and warrants, if any, entitling the holders thereof to purchase shares of Common Stock will enable such holders to purchase, upon exercise of their options or warrants, one-tenth to one-half of the number of shares of Common Stock which such holders would have been able to purchase upon exercise of their options or warrants immediately preceding the Reverse Split, at an exercise price equal to 2 to 10 times the exercise price specified before the Reverse Split, resulting in the same aggregate price being required to be paid upon exercise thereof immediately preceding the Reverse Split, and
(iii) the number of shares reserved for issuance pursuant to the 2006 Equity Incentive Plan, as amended, and our Employee Stock Purchase Plan ("ESSP") will be reduced to one-tenth to one-half of the number of shares currently included in each such plan, depending on the split ratio chosen.

     The Reverse Split will not affect the par value of the Common Stock. As a result, on the effective date of the Reverse Split, the stated capital on the Company's balance sheet attributable to the Common Stock will be reduced to one-tenth to one-half of its present amount, depending on the exact amount of the split, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Common Stock will be retroactively increased for each period because there will be fewer shares of Common Stock outstanding.

     The Amendment will not change the terms of the Common Stock. After the Reverse Split, the shares of Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Common Stock now authorized. Each stockholder's percentage ownership of the new Common Stock will not be altered except for the effect of eliminating fractional shares. The Common Stock issued pursuant to the Reverse Split will remain fully paid and non-assessable. The Reverse Split is not intended as, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Securities Exchange Act of 1934. Following the Reverse Split, the Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

     The reduced number of shares outstanding after the Reverse Split could adversely affect the liquidity of our Common Stock. The Reverse Split will result in some stockholders owning "odd-lots" of less than 100 shares of our Common Stock. Brokerage commission and other costs of transactions in odd-lots are generally higher than the transactions in "round-lots" of even multiples of 100 shares.

     Because the Reverse Split will not reduce the number of authorized shares of Common Stock, the overall effect of the Reverse Split will be an increase in authorized but unissued shares of Common Stock as a result of the Reverse Split from 21,507,091 at September 24, 2008, to between 35,753,545 and 47,150,709 authorized but unissued shares of Common Stock. These shares may be issued at the Board's discretion. Having additional authorized shares available for issuance in the future would give the Company greater flexibility and would enable it to issue shares of Common Stock, or other securities exercisable, exchangeable or convertible into Common Stock, without the expense and delay of a stockholder's meeting, except as may be required by applicable law or regulation. Any future issuances will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of Common Stock. We currently estimate that we have sufficient capital to fund our operations for 2008 and well into 2009 without raising money from external sources. If the Reverse Split is not approved, it may be more difficult to raise additional capital.

Procedure for Effecting Reverse Split and Exchange of Stock Certificates

     If the Amendment is approved by the Company's stockholders, and the Board or a committee of the Board determines it is in the best interests of the Company to effect the Reverse Split, the Reverse Split would become effective at such time as the Amendment to the Company's Amended and Restated Certificate of Incorporation, the form of which is attached as Annex A to this Proxy Statement, is filed with the Secretary of State of Delaware. Upon the filing of the Amendment (the "Effective Date"), all of the Company's existing Common Stock will be converted into new Common Stock as set forth in the Amendment.

     As soon as practicable after the Effective Date, stockholders will be notified that the Reverse Split has been effected. Computershare Inc., the Company's transfer agent, will act as exchange agent (the "Exchange Agent") for purposes of implementing the exchange of stock certificates. Holders of pre-Reverse Split shares will be asked to surrender to the Exchange Agent certificates representing pre-Reverse Split shares in exchange for certificates representing post-Reverse Split shares in accordance with the procedures to be set forth in a letter of transmittal that will be delivered to the Company's stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered to the Exchange Agent his, her or its outstanding certificate(s) together with the properly completed and executed letter of transmittal. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO. Stockholders whose shares are held by their stockbroker do not need to submit old share certificates for exchange. These shares will automatically reflect the new quantity of shares based on the Reverse Split. Beginning on the Effective Date, each certificate representing pre-Reverse Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Split shares.

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

Fractional Shares

     The Company will not issue fractional certificates for post-Reverse Split shares in connection with the Reverse Split. In lieu of issuing fractional shares, the Company may either (i) directly pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of the Common Stock, as quoted on The NASDAQ National Market on the Effective Date, multiplied by the fractional share amount, or (ii) make arrangements with the Company's transfer agent or Exchange Agent to aggregate all fractional shares otherwise issuable in the Reverse Split and sell these whole shares as soon as possible after the Effective Date at then prevailing market prices on the open market on behalf of those holders, and then pay each such holder his, her or its pro rata potion of the sale proceeds.

Criteria to be Used for Decision to Apply the Reverse Stock Split

     If the stockholders approve the Amendment, the Board or a committee of the Board will be authorized to proceed with the Reverse Split. In determining whether to proceed with the Reverse Split and setting the exact ratio of the split, if any, the Board or committee will consider a number of factors, including market conditions, existing and expected trading prices of the Company's Common Stock, The NASDAQ National Market listing requirements, the Company's additional funding requirements and the amount of the Company's authorized but unissued Common Stock.

No Dissenter's Rights

     Under the Delaware General Corporation Law, stockholders will not be entitled to dissenter's rights with respect to the proposed Amendment to effect the Reverse Split, and the Company does not intend to independently provide stockholders with any such right.

Certain U.S. Federal Income Tax Consequences of the Reverse Split

     The following is a summary of certain U.S. federal income tax consequences relating to the Reverse Split as of the date hereof. Except where noted, this summary deals only with a stockholder who holds Common Stock as a capital asset for U.S. federal income tax purposes.

     For purposes of this summary, a "U.S. holder" means a beneficial owner of Common Stock who is any of the following for U.S. federal income tax purposes:
(i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia,
(iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or
(2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A non-U.S. holder of Common Stock is a stockholder who is not a U.S. holder.

     This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax considerations different from those summarized below. This summary does not represent a detailed description of the U.S. federal income tax consequences to a stockholder in light of his, her or its particular circumstances. In addition, it does not represent a description of the U.S. federal income tax consequences to a stockholder who is subject to special treatment under the U.S. federal income tax laws and does not address the tax considerations applicable to stockholders who may be subject to special tax rules, such as:

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

     o    partnerships
     o    financial institutions; insurance companies;
     o real estate investment trusts; regulated investment companies; grantor trusts;
     o    tax-exempt organizations;
     o    dealers or traders in securities or currencies;
     o stockholders who hold Common Stock as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. holders that have a functional currency other than the U.S. dollar;
     o stockholders who actually or constructively own 10 percent or more of the Company's voting stock; or
     o a non-U.S. holder who is a U.S. expatriate, "controlled foreign corporation" or "passive foreign investment company."

     Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax or other tax consequences of the reverse stock split.

     If an entity classified as a partnership for U.S. federal income tax purposes holds Common Stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.

     Each stockholder should consult his, her or its own tax advisers concerning the particular U.S. federal tax consequences of the reverse stock split, as well as the consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign income tax consequences.

     To ensure compliance with Treasury Department Circular 230, each holder of Common Stock is hereby notified that: (a) any discussion of U.S. federal tax issues in this proxy statement is not intended or written to be used, and cannot be used, by such holder for the purpose of avoiding penalties that may be imposed on such holder under the Code; (b) any such discussion has been included by the Company in furtherance of the reverse stock split on the terms described herein; and (c) each such holder should seek advice based on its particular circumstances from an independent tax advisor.

     U.S. Holders. Generally, a reverse stock split will not result in the recognition of gain or loss by a U.S. holder for U.S. federal income tax purposes (except to the extent of cash received in lieu of a fractional share). The aggregate adjusted basis of the new shares of Common Stock will be the same as the aggregate adjusted basis of the Common Stock exchanged for such new shares, reduced by the amount of the adjusted basis of any Common Stock exchanged for such new shares that is allocated to the fractional share for which cash is received. The holding period of the new, post-reverse split shares of the Common Stock resulting from implementation of the reverse stock split will include a U.S. holder's holding periods for the pre-reverse split shares. A stockholder who receives cash in lieu of a fractional share of new Common Stock generally will recognize taxable gain or loss equal to the difference, if any, between the amount of cash received and the portion of the stockholder's aggregate adjusted tax basis in the shares of old common stock allocated to the fractional share. If the shares of old Common Stock allocated to the fractional shares were held by the stockholder as capital assets, the gain or loss resulting from the payment of cash in lieu of the issuance of a fractional share will be taxed as capital gain or loss. Such capital gain or loss will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year.

     Non-US. Holders. A non-U.S. holder of the Company's Common Stock generally will not be subject to U.S. federal income tax with respect to any gain recognized as a result of cash received in lieu of a fractional share in connection with the reverse stock split; provided, however, that gain will be subject to tax if (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. (in which case, for a non-U.S. holder that is a foreign corporation, the branch profits tax may also apply), and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder, (ii) the gain is recognized by a non-U.S. holder who is present in the United States for 183 or more days in the taxable year of the reverse stock split and certain other conditions are met, or (iii) the Company is or has been a "U.S. real property holding corporation" for U.S. federal income tax purposes. The Company believes it currently is not and it does not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes.

     Information Reporting and Backup Withholding. Payment of cash in lieu of fractional shares within the United States or conducted through certain U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is not a U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. holder) or the stockholder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such stockholder's U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Approval Required

     The affirmative vote of the holders of a majority of the shares of the Company's Common Stock outstanding as of the record date is required to approve the Amendment of the Company's Amended and Restated Certificate of Incorporation to effect the Reverse Split of the Common Stock. Abstentions and "broker non-votes" will not be counted as having been voted on the proposal, and therefore will have the same effect as negative votes.

Recommendation of the Board

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL ONE.

                                  PROPOSAL TWO

 ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES
          IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 1

     At the Special Meeting and any adjournment or postponement thereof, our stockholders may be asked to consider and vote upon a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Amendment.

Approval Required

     The adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Amendment requires the affirmative vote of the holders of a majority of the stock having voting power present in person or by proxy at the Special Meeting.

Recommendation of the Board

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL TWO.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of the outstanding shares of each class of our equity securities as of September 24, 2008 by: (i) each director; (ii) our Chief Executive Officer and Executive Vice President, Research and Development (the "Named Executive Officers"); (iii) all of our current executive officers and directors as a group; and (iv) each person or "group" of persons (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934) known by us to own beneficially 5% or more of the outstanding shares or voting power of our voting securities. The table is based upon information supplied by directors, officers and principal stockholders. Unless otherwise indicated, each of the listed persons has sole voting and sole investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

                                                                                  Amount and
Name                                                                               Nature of       Percent
----                                                                              Beneficial         of
                                                                                 Ownership(1)       Class
                                                                                 ------------    ------------

John N. Kapoor , Ph.D...........................................................  5,464,651(2)          19.18%
John N. Kapoor 1994A Annuity Trust..............................................  1,955,935(3)           6.87
Nikos Hecht.....................................................................  1,970,815(4)           6.91
Sporis Capital Advisors LLC.....................................................  1,611,130(5)           5.65
GAM Holding AG..................................................................  1,706,797(6)           5.99
Frank C. Becker.................................................................     68,223(7)             *
Bernard A. Fox..................................................................     66,791(7)             *
Paul E. Freiman.................................................................     66,191(7)             *
Laurence P. Birch...............................................................    255,665(8)             *
Shahid Ali......................................................................     60,512(9)             *
Guillermo Herrera...............................................................        600                *
Jeffrey W. Sherman, M.D.........................................................      2,281                *
Timothy Walbert.................................................................      1,000(10  )          *
All executive officers and directors as a group (9 persons).....................  5,985,914(11  )       21.01

------------
*    Indicates ownership of less than 1%.

(1) Based on 28,492,909 shares of Common Stock outstanding as of September 24, 2008, the Record Date for the Special Meeting. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options exercisable within 60 days are deemed outstanding for purposes of computing the percentage of the person or group holding such options. In addition, the total also includes 213,196 shares of restricted stock which were granted to non-employee directors in August 2007 as compensation for service on the Board and 180,665 shares of restricted stock which were awarded to Laurence P. Birch in June 2007 as additional consideration for his joining the Company as President, Chief Executive Officer; of these restricted shares, 348,695 shares are unvested and remain subject to forfeiture.
(2) Includes 60,913 shares acquired by Dr. Kapoor pursuant to restricted stock awards, 1,509,085 shares held by the John N. Kapoor Trust, dated 9/20/89 (the "JNK Trust"), of which Dr. Kapoor is the sole trustee and sole beneficiary, 21,412 shares which are held by Dr. Kapoor directly, and 1,144,586 shares held by EJ Financial/NEO Management, L.P. (the "Limited Partnership") of which John N. Kapoor is Managing General Partner. The amount shown also includes: 379,500 shares which are held by the John and Editha Kapoor Charitable Foundation (the "Charitable Trust"), of which Dr. Kapoor is the sole trustee; 1,955,935 shares which are owned by the John N. Kapoor 1994-A Annuity Trust (the "Annuity Trust") of which the sole trustee is Mr. Rao Akella, who is an employee of EJ Financial Enterprises, Inc., of which Dr. Kapoor is the sole shareholder and President; and 393,220 shares which are owned by four trusts which have been established for Dr. Kapoor's children (the "Children's Trusts") of which the sole trustee is Mr. Akella. Dr. Kapoor does not have or share voting, investment or dispositive power with respect to the shares owned by the Annuity Trust (the shares held by the Annuity Trust are also reported separately as the Annuity Trust is the owner of 5% or more of the Common Stock) or the Children's Trusts and Dr. Kapoor disclaims beneficial ownership of these shares as well as the shares held by the Charitable Trust.

(3) The sole trustee of the John N. Kapoor 1994-A Annuity Trust (the "Annuity Trust") is Mr. Rao Akella, who also serves as trustee for four trusts which have been established for the children of Dr. Kapoor (the "Childrens' Trusts") and which collectively own 393,220 shares. Mr. Akella is an employee of EJ Financial Enterprises, Inc., of which Dr. Kapoor is the sole shareholder and President. The shares held by the Children's Trusts are not included in the shares reported by the Annuity Trust.
(4) Beneficial ownership of the shares has been reported on a Schedule 13G filed February 13, 2008 by Mr. Nikos Hecht as the managing member of each of Aspen Advisors LLC (which reports beneficial ownership of 359,685 shares) and Sporis Capital Advisors LLC (which reports beneficial ownership of 1,611,130 shares) and as the sole member of the managing member of Sporis Capital (whose beneficial ownership with Sporis Partners of 1,279,830 shares is included in the shares reported by Sporis Capital Advisors) and as the owner of a majority of the membership interests in each of Sporis Capital, Aspen Advisors and Sporis Capital Advisors. The principal address for Mr. Hecht and Aspen Advisors is 152 W. 57th Street, New York, NY 10019. The principal address of each of Sporis Capital Advisors, Sporis Partners and Sporis Capital is 314 S. Galena Street, Suite 300, Aspen, Colorado 81611.
(5) Beneficial ownership of the shares has been reported on a Schedule 13G filed February 13, 2008, by Sporis Capital Advisors, LLC, and includes 1,279,830 shares held by Sporis Capital Partners, L.P., of which the general partner is Sporis Capital, LLC, and 331,300 shares which are owned by private clients of Sporis Capital Advisors. The sharers reported for Sporis Capital Advisors are also included in the shares reported for Nikos Hecht. The address of Sporis Capital Advisors is 314 S. Galena St., Suite 300, Aspen, Colorado 81611.
(6) The address for GAM Holding AG ("GAM") is Klaustrasse 10, 8008 Zurich, Switzerland. Ownership is as reported by GAM on a Schedule 13G filed on January 23, 2008. GAM states in its Schedule 13G filing that, as of December 31, 2007, the Company's shares are held by its subsidiaries, GAM International Management Limited which is the investment advisor of GAM North American Growth.
(7)  Includes 50,761 shares of restricted stock which vested in August 2008.
(8) Includes 75,000 shares that may be acquired pursuant to options exercisable as of September 24, 2008 or that will become exercisable within 60 days of September 24, 2008, and includes 135,499 shares of restricted stock which are subject to forfeiture.
(9) Includes 60,512 shares that may be acquired pursuant to options exercisable as of September 24, 2008 or that will become exercisable within 60 days of September 24, 2008.
(10) Based on information available to the Company as of the date of filing.
(11) Includes 135,512 shares that may be acquired pursuant to options exercisable as of September 24, 2008 or that will become exercisable within 60 days of September 24, 2008.

                              STOCKHOLDER PROPOSALS

     The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the 2009 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is March 18, 2009. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so on or before March 18, 2009, in accordance with the Company's bylaws. Stockholders are also advised to review the Company's bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                         HOUSEHOLDING OF PROXY MATERIALS

     The SEC has approved a rule governing the delivery of disclosure documents. This rule allows the Company to send a single copy of this proxy statement to any household at which two or more stockholders of the Company reside, if it believes that the stockholders are members of the same family. Some banks, brokers and other intermediaries may be participating in this practice of "householding" proxy statements and annual reports. This rule benefits both the Company and its stockholders as it reduces the volume of duplicate information received at a stockholder's house and helps reduce the Company's expenses. Each stockholder, however, will continue to receive individual proxy cards or voting instructions forms.

     Stockholders that have previously received a single set of disclosure documents may request their own copy by contacting their bank, broker or other nominee record holder. The Company will also deliver a separate copy of this proxy statement to any stockholder upon written request to NeoPharm, Inc., 101 Waukegan Road, Suite 970, Lake Bluff, Illinois 60044, Attention: Corporate Secretary.

                                  OTHER MATTERS

     As of the date of this Proxy Statement, the Board does not intend to bring any other business before the Special Meeting, and so far as is known to the Board, no other matters will be presented to the stockholders for consideration at the Special Meeting. If, however, any other matter is properly presented at the Special Meeting, it is intended that proxies in the form enclosed with this Proxy Statement will be voted on such matter in accordance with the judgment of the person or persons voting such proxies, unless the proxy otherwise provides.


                                BY ORDER OF THE BOARD OF DIRECTORS,


                                Laurence P. Birch,
                                President and Chief Executive Officer


Lake Bluff, Illinois
October __, 2008

       Yon Are Cordially Invited to Attend The Special Meeting in Person.

                                     ANNEX A

                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 NEOPHARM, INC.

     NeoPharm, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: That at a meeting of the Board of Directors of the Corporation, a resolution was duly adopted recommending an amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that the proposed amendment be considered at a special meeting of the stockholders of the Corporation.

     SECOND: That this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and stockholders of the Corporation.

     THIRD: That the capital of the Corporation shall not be reduced under or by reason of this Certificate of Amendment.

     FOURTH: That upon the effectiveness of this Certificate of Amendment, Article Fourth of the Amended and Restated Certificate of Incorporation is hereby amended such that, as amended, said paragraph shall read in its entirety as follows:

         "ARTICLE FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 65,000,000 shares, consisting of 50,000,000 shares of common stock, par value $.0002145 per share (the "Common Stock"), and 15,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The Board of Directors is authorized to issue the Preferred Stock from time to time in one or more classes or series thereof, each such class or series to have such voting powers (if any), conversion rights (if any), designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the Board of Directors and stated and expressed in a resolution or resolutions thereof providing for the issuance of such Preferred Stock."

         On ________ __, 20__, at 12:01 a.m. EST, each [ ] shares of Common Stock, par value $0.0002145 per share, issued and outstanding at such time shall be combined into one (1) share of Common Stock, par value $0.0002145 per share (the "Reverse Stock Split"). No fractional share shall be issued upon the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of any fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any such fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fraction multiplied by the fair market value per share of the Common Stock as determined in a reasonable manner by the Board of Directors. Upon surrender by a holder of a certificate or certificates for Common Stock (including, for this purpose, a holder of shares of Common Stock issuable upon conversion of Preferred Stock), duly endorsed, at the office of the Corporation, the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or assignee of such holder, a new certificate or certificates for the number of shares of Common Stock that such holder shall be entitled to following the Reverse Stock Split.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed by Laurence P. Birch, its Chief Executive Officer, this day of , 2008.


                                                NEOPHARM, INC.

                                                By:
                                                   -----------------------------
                                                Name: Laurence P. Birch
                                                Title: Chief Executive Officer

                                 NEOPHARM, INC.

                          101 Waukegan Road, Suite 970
                           Lake Bluff, Illinois 60044
                                 (847) 887-0800

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Laurence P. Birch and Martin K. McCarthy proxies, and hereby authorizes each of them to represent and vote as designated on the other side, all the shares of stock of NeoPharm, Inc. (the "Company") standing in the name of the undersigned with all powers which the undersigned would possess if present at the Special Meeting of Stockholders of the Company to be held on November 7, 2008 or any adjournment or postponement thereof.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR each of the proposals described in the accompanying proxy statement and in the discretion of the proxy holders on all other matters that may come before the meeting.

      (Continued, and to be marked, dated and signed, on the reverse side)

--------------------------------------------------------------------------------


                EACH STOCKHOLDER IS URGED TO COMPLETE, DATE, SIGN
                     AND PROMPTLY RETURN THE ENCLOSED PROXY.



                                                                Please mark
                                                                your votes
                                                                as indicated |_|



PROPOSAL 1 - To amend the Company's Amended and Restated Certificate of Incorporation to effect a reverse split of the Company's outstanding Common Stock as described in the enclosed Proxy Statement.

                FOR |_|      ABSTAIN |_|      AGAINST |_|

PROPOSAL 2 - To adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No 1.

                FOR |_|      ABSTAIN |_|      AGAINST |_|


     In their discretion, the proxyholders are authorized to transact such other business as properly may come before the Special Meeting or any adjournments or postponements of the meeting. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the meeting.

Signature(s) _______________________________    Dated ____________________, 2008

     Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.